FOR IMMEDIATE RELEASE
Thursday, July 31, 2025

Titan International, Inc. Reports Second Quarter Financial Results

WEST CHICAGO, ILLINOIS, July 31, 2025 - Titan International, Inc. (NYSE: TWI) (“Titan” or the “Company”), a leading global manufacturer of off-highway wheels, tires, assemblies, and undercarriage products, today reported financial results for the second quarter ended June 30, 2025.

Q2 2025 Key Figures
•Revenues of $461 million
•Gross margin of 15%
•Adjusted EBITDA of $30 million
•Free Cash Flow of $4 million

Paul Reitz, President and Chief Executive Officer commented, “Our One Titan team continued to execute, enabling the Company to report revenues and Adjusted EBITDA within our guidance range, as well as positive free cashflow for the quarter. Overall conditions in our end markets are currently defined primarily by the impact of higher interest rates and tariff uncertainty. On a longer-term basis, we are encouraged by the broad support the recently-passed legislation included for farmers.”

Mr. Reitz continued, "Among the highlights from our second quarter, we were able to maintain gross and EBITDA margins which continued to be meaningfully above where they were during the last cyclical trough. We also continued to focus on expanding our reach via our one-stop-shop strategy and our focus on innovation, and we expect those efforts to help drive growth when broad-based industry demand resumes. In the near term, we remain confident that wheel and tire inventories throughout the chain are reaching levels where the only path forward is up. We are well-positioned as a leader in our industry and fully expect to see improving financial results as macro tailwinds begin to emerge."

Company Outlook

David Martin, Chief Financial Officer added, “We expect third quarter sales to be between $450 million and $475 million with Adjusted EBITDA between $25 million and $30 million which are both improvements compared to the third quarter of 2024.”

Results of Operations

Net sales for the three months ended June 30, 2025 were $460.8 million, compared to $532.2 million in the comparable period of 2024. Net sales changes were primarily driven by reduced sales volumes, reflecting lower end-market demand in the global agricultural and construction equipment sectors. Additionally, the Titan Specialty business experienced a slowdown, that is believed to be temporary, due to the impact of tariffs. These factors were partially offset by favorable price and product mix, which reflected higher input costs, including raw materials. Foreign currency translation also had a negative impact on net sales, reducing reported results by approximately 0.4%.

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Gross profit for the three months ended June 30, 2025 was $69.3 million, or 15.0% of net sales, compared to $80.4 million, or 15.1% of net sales, for the three months ended June 30, 2024. The change in gross profit and gross margin were primarily attributable to lower sales volumes, which reduced fixed cost absorption across the Company’s manufacturing facilities in North America and Europe.

Selling, general and administrative expenses (SG&A) for the three months ended June 30, 2025 were $52.4 million, or 11.4% of net sales, compared to $51.6 million, or 9.7% of net sales, for the three months ended June 30, 2024. The increase in SG&A expenses was primarily driven by general inflationary cost impacts, including higher personnel-related costs.

Income from operations for the three months ended June 30, 2025 was $10.2 million, compared to income from operations of $22.3 million for the three months ended June 30, 2024. The reduction in income from operations for the three months ended June 30, 2025 was primarily due to lower gross profit, along with the other factors discussed above.

The Company recorded income tax expense of $4.7 million and $15.5 million for the three months ended June 30, 2025 and 2024, respectively. The Company's effective income tax rate was 431.6% and 81.9% for the three months ended June 30, 2025 and 2024, respectively. The Company’s income tax rates in both periods were at elevated levels primarily as a result of foreign income tax rate differential on the mix of earnings, the valuation allowance on the interest expense carryforward, and certain foreign inclusion items on the domestic provision.

Segment Information

Agricultural Segment

(Amounts in thousands, except percentages)	Three months ended			Six months ended
	June 30,			June 30,
	2025	2024	% Decrease	2025	2024	% Decrease
Net sales	$193,223	$216,330	(10.7)%	$390,969	$456,003	(14.3)%
Gross profit	28,280	32,303	(12.5)%	52,767	72,922	(27.6)%
Profit margin	14.6%	14.9%	(2.0)%	13.5%	16.0%	(15.6)%
Income from operations	11,453	15,772	(27.4)%	20,895	39,782	(47.5)%

Net sales in the agricultural segment were $193.2 million for the three months ended June 30, 2025, as compared to $216.3 million for the comparable period in 2024. The net sales change was primarily driven by a significant reduction in global demand for agricultural equipment, particularly in North America and Europe, due to lower farm income, higher financing costs, and inventory reduction initiatives by OEM customers. Additionally, unfavorable foreign currency translation, mainly from the weakening Brazilian real and Turkish lira, negatively impacted net sales by approximately 1.8%. These declines were partially offset by favorable price and product mix, reflecting higher raw material and input costs.

Gross profit in the agricultural segment was $28.3 million for the three months ended June 30, 2025, as compared to $32.3 million in the comparable period in 2024.  The change in gross profit was primarily due to lower sales volumes and the resulting reduction in fixed cost leverage.

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Earthmoving/Construction Segment

(Amounts in thousands, except percentages)	Three months ended			Six months ended
	June 30,			June 30,
	2025	2024	% Decrease	2025	2024	% Decrease
Net sales	$152,347	$165,564	(8.0)%	$295,637	$330,772	(10.6)%
Gross profit	17,474	21,299	(18.0)%	32,367	44,276	(26.9)%
Profit margin	11.5%	12.9%	(10.9)%	10.9%	13.4%	(18.7)%
Income from operations	2,994	7,047	(57.5)%	4,670	15,881	(70.6)%

The Company's earthmoving/construction segment net sales were $152.3 million for the three months ended June 30, 2025, as compared to $165.6 million in the comparable period in 2024. The change was primarily due to lower sales volumes in North America and the undercarriage business, reflecting a slowdown in demand from construction OEM customers. This was partially offset by a 1.1% favorable foreign currency translation impact, primarily driven by the strengthening euro, and positive price and product mix.

Gross profit in the earthmoving/construction segment was $17.5 million for the three months ended June 30, 2025, as compared to $21.3 million for the three months ended June 30, 2024. The change in gross profit was mainly attributable to lower volumes and reduced fixed cost leverage.

Consumer Segment

(Amounts in thousands, except percentages)	Three months ended			Six months ended
	June 30,			June 30,
	2025	2024	% Increase (Decrease)	2025	2024	% Increase
Net sales	$115,260	$150,276	(23.3)%	$264,932	$227,604	16.4%
Gross profit	23,519	26,840	(12.4)%	52,783	40,614	30.0%
Profit margin	20.4%	17.9%	14.0%	19.9%	17.8%	11.8%
Income from operations	3,230	6,449	(49.9)%	12,037	11,562	4.1%

Consumer segment net sales were $115.3 million for the three months ended June 30, 2025, as compared to $150.3 million for the three months ended June 30, 2024. This change was mainly due to the impact of tariffs in the Titan Specialty business, causing a slowdown that the Company anticipates will be temporary, as well as lower sales volumes in the Americas region of the legacy Titan business, reflecting challenging market conditions and reduced demand from OEM customers amid broader economic pressures. These declines were partially offset by favorable price and product mix, reflecting higher input costs.

Gross profit from the consumer segment was $23.5 million for the three months ended June 30, 2025, as compared to $26.8 million for the three months ended June 30, 2024. The decrease in gross profit was primarily due to lower sales volumes.

Non-GAAP Financial Measures

Adjusted EBITDA was $30.2 million for the second quarter of 2025, compared to $48.8 million in the comparable prior year period. The Company utilizes EBITDA and adjusted EBITDA, which are non-GAAP financial measures, as a means to measure its operating performance. A reconciliation of net income to EBITDA and adjusted EBITDA can be found at the end of this release.

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Adjusted net income applicable to common shareholders for the second quarter of 2025 was income of $(1.6) million, equal to income of $(0.02) per basic and diluted share, compared to adjusted net income of $7.1 million, equal to income of $0.10 per basic and diluted share, in the second quarter of 2024. The Company utilizes adjusted net income applicable to common shareholders, which is a non-GAAP financial measure, as a means to measure its operating performance. A reconciliation of net income applicable to common shareholders and adjusted net income applicable to common shareholders can be found at the end of this release.

Financial Condition

The Company ended the second quarter of 2025 with total cash and cash equivalents of $184.7 million, compared to $196.0 million at December 31, 2024. Long-term debt at June 30, 2025, was $565.9 million, compared to $553.0 million at December 31, 2024. Short-term debt was $19.8 million at June 30, 2025, compared to $12.5 million at December 31, 2024. Net debt (total debt less cash and cash equivalents) was $401.0 million at June 30, 2025, compared to $369.5 million at December 31, 2024.

During the first six months of 2025, cash flows used for operating activities was $24.3 million. This was primarily due to an increase in working capital, partially offset by non-cash adjustments for depreciation and amortization expenses totaling $32.5 million. The rise in accounts receivable was attributable to seasonality, as sales increased by $77.3 million during the second quarter of 2025 compared to the last quarter of 2024. As a result of the increased operating activity during the second quarter, accounts payable also increased over the last quarter of 2024, as well. Inventory also increased as we continued to manage our inventory levels to support the increase that was due to seasonal demand.

Operating cash flows decreased by $97.1 million when comparing the first six months of 2025 to the comparable period in 2024. This decline was mainly due to lower net income and the impact of increased investment in working capital to support the increased operating activity. Key factors contributing to the working capital increase was a $52.5 million increase in accounts receivable, and a $47.9 million increase in inventory, which were partially offset by a $27.0 million increase in accounts payable.

Teleconference and Webcast

Titan will be hosting a teleconference and webcast to discuss the second quarter financial results on Thursday, July 31, 2025, at 9:00 a.m. Eastern Time.

The real-time, listen-only webcast can be accessed using the following link
https://events.q4inc.com/attendee/577232616 or on our website at www.titan-intl.com within the “Investor Relations” page under the “News & Events” menu (https://ir.titan-intl.com/news-and-events/events/default.aspx). Listeners should access the website at least 10 minutes prior to the live event to download and install any necessary audio software.

A webcast replay of the teleconference will be available on our website (https://ir.titan-intl.com/news-and-events/events/default.aspx) soon after the live event.

In order to participate in the real-time teleconference, with live audio Q&A, participants should use one of the following dial in numbers:

United States Toll Free: 1 833 470 1428
All other locations: https://www.netroadshow.com/conferencing/global-numbers?confId=56511

Participants Access Code: 047361

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About Titan

Titan International, Inc. (NYSE: TWI) is a leading global manufacturer of off-highway wheels, tires, assemblies, and undercarriage products. Headquartered in West Chicago, Illinois, the Company globally produces a broad range of products to meet the specifications of original equipment manufacturers (OEMs) and aftermarket customers in the agricultural, earthmoving/construction, and consumer markets. For more information, visit www.titan-intl.com.

Safe Harbor Statement

This press release contains forward-looking statements. These forward-looking statements are covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “would,” “could,” “potential,” “may,” “will,” and other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, these assumptions are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond Titan International, Inc.'s control. As a result, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. The matters discussed in these forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results and trends to differ materially from those made, projected, or implied in or by the forward-looking statements depending on a variety of uncertainties or other factors including, but not limited to, the effect of the COVID-19 pandemic on our operations and financial performance; the effect of a recession on the Company and its customers and suppliers; changes in the Company’s end-user markets into which the Company sells its products as a result of domestic and world economic or regulatory influences or otherwise; changes in the marketplace, including new products and pricing changes by the Company’s competitors; the Company's ability to maintain satisfactory labor relations; unfavorable outcomes of legal proceedings; the Company's ability to comply with current or future regulations applicable to the Company's business and the industry in which it competes or any actions taken or orders issued by regulatory authorities; availability and price of raw materials; levels of operating efficiencies; the effects of the Company's indebtedness and its compliance with the terms thereof; changes in the interest rate environment and their effects on the Company's outstanding indebtedness; unfavorable product liability and warranty claims; actions of domestic and foreign governments, including the imposition of additional tariffs; geopolitical and economic uncertainties relating to the countries in which the Company operates or does business; risks associated with acquisitions, including difficulty in integrating operations and personnel, disruption of ongoing business, and increased expenses; results of investments; the effects of potential processes to explore various strategic transactions, including potential dispositions; fluctuations in currency translations; risks associated with environmental laws and regulations; risks relating to our manufacturing facilities, including that any of our material facilities may become inoperable; risks relating to financial reporting, internal controls, tax accounting, and information systems; and the other risks and factors detailed in the Company’s periodic reports filed with the Securities and Exchange Commission, including the disclosures under "Risk Factors" in those reports. These forward-looking statements are made only as of the date hereof. The Company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties, and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events, or for any other reason, except as required by law.

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Titan International, Inc.
Condensed Consolidated Statements of Operations (Unaudited)
Amounts in thousands, except per share data

	Three months ended		Six months ended
	June 30,		June 30,
	2025	2024	2025	2024

Net sales	$460,830	$532,170	$951,538	$1,014,379
Cost of sales	391,557	451,728	813,621	856,567
Gross profit	69,273	80,442	137,917	157,812
Selling, general and administrative expenses	52,353	51,583	102,208	91,003
Acquisition related expenses	—	—	—	6,196
Research and development expenses	4,341	4,218	8,885	7,872
Royalty expense	2,419	2,319	4,865	5,347
Income from operations	10,160	22,322	21,959	47,394
Interest expense	(9,673)	(9,732)	(19,208)	(18,099)
Interest income	2,455	2,545	4,694	5,420
Foreign exchange (loss) gain	(2,995)	462	(4,380)	187
Other income	1,140	3,277	2,274	3,682
Income before income taxes	1,087	18,874	5,339	38,584
Provision for income taxes	4,691	15,452	8,921	25,188
Net (loss) income	(3,604)	3,422	(3,582)	13,396
Net income attributable to noncontrolling interests	941	1,273	1,612	2,046
Net (loss) income attributable to Titan and applicable to common shareholders	$(4,545)	$2,149	$(5,194)	$11,350

(Loss) earnings per common share:
Basic	$(0.07)	$0.03	$(0.08)	$0.16
Diluted	$(0.07)	$0.03	$(0.08)	$0.16
Average common shares and equivalents outstanding:
Basic	63,722	72,737	63,504	68,833
Diluted	63,722	73,078	63,504	69,361

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Titan International, Inc.
Condensed Consolidated Balance Sheets
Amounts in thousands, except share data

	June 30, 2025	December 31, 2024

Assets	(unaudited)
Current assets
Cash and cash equivalents	$184,669	$195,974
Accounts receivable, net of allowance of $2,001 and $3,232, respectively	297,276	211,720
Inventories	477,724	437,192
Prepaid and other current assets	75,928	67,151
Total current assets	1,035,597	912,037
Property, plant and equipment, net	451,901	421,218
Operating lease assets	125,125	117,027
Goodwill	29,563	29,563
Intangible assets, net	11,413	11,985
Deferred income taxes	43,326	41,732
Other long-term assets	55,478	51,391
Total assets	$1,752,403	$1,584,953

Liabilities
Current liabilities
Short-term debt	$19,795	$12,479
Accounts payable	265,141	219,586
Operating leases	11,784	11,999
Other current liabilities	144,248	143,294
Total current liabilities	440,968	387,358
Long-term debt	565,872	552,966
Deferred income taxes	9,024	6,416
Operating leases	116,593	106,020
Other long-term liabilities	42,850	38,537
Total liabilities	1,175,307	1,091,297
Commitments and Contingencies
Equity
Titan shareholders' equity
Common stock ($0.0001 par value, 120,000,000 shares authorized, 78,447,035 issued and 63,852,976 outstanding at June 30, 2025; 78,447,035 issued and 63,139,435 outstanding at December 31, 2024)	—	—
Additional paid-in capital	735,848	740,223
Retained earnings	158,869	164,063
Treasury stock (at cost, 14,594,059 shares at June 30, 2025 and 15,307,600 shares at December 31, 2024)	(116,655)	(122,336)
Accumulated other comprehensive loss	(207,577)	(285,877)
Total Titan shareholders’ equity	570,485	496,073
Noncontrolling interests	6,611	(2,417)
Total equity	577,096	493,656
Total liabilities and equity	$1,752,403	$1,584,953

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Titan International, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
All amounts in thousands

	Six months ended June 30,
Cash flows from operating activities:	2025	2024
Net (loss) income	$(3,582)	$13,396
Adjustments to reconcile net income to net cash (used for) provided by operating activities:
Depreciation and amortization	32,494	27,423
Deferred income tax provision	2,410	12,978
Loss (gain) on fixed asset and investment sale	38	(388)
Stock-based compensation	479	1,801
Issuance of stock under 401(k) plan	827	892
Gain from property insurance settlement	—	(3,537)
Foreign currency loss (gain)	6,870	(1,063)
(Increase) decrease in assets, net of acquisitions:
Accounts receivable	(60,964)	(8,437)
Inventories	(13,172)	34,764
Prepaid and other current assets	(3,335)	(3,789)
Other assets	(4,800)	(1,468)
Increase (decrease) in liabilities, net of acquisitions:
Accounts payable	24,038	(2,930)
Other current liabilities	(7,499)	1,773
Other liabilities	1,918	1,431
Net cash (used for) provided by operating activities	(24,278)	72,846
Cash flows from investing activities:
Capital expenditures	(25,121)	(34,199)
Business acquisition, net of cash acquired	—	(142,207)
Proceeds from property insurance settlement	—	3,537
Proceeds from sale of fixed assets	275	1,597
Net cash used for investing activities	(24,846)	(171,272)
Cash flows from financing activities:
Proceeds from borrowings	54,936	159,539
Repayments of debt	(37,956)	(34,095)
Payment of debt issuance costs	—	(3,115)
Repurchase of common stock	—	(7,762)
Other financing activities	(74)	(692)
Net cash provided by financing activities	16,906	113,875
Effect of exchange rate changes on cash	20,913	(11,600)
Net (decrease) increase in cash and cash equivalents	(11,305)	3,849
Cash and cash equivalents, beginning of period	195,974	220,251
Cash and cash equivalents, end of period	$184,669	$224,100

Supplemental information:
Interest paid	$21,168	$17,956
Income taxes paid, net of refunds received	$8,135	$11,815
Non cash financing activity:
Issuance of common stock in connection with business acquisition	$—	$168,693

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Titan International, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures (Unaudited)
Amounts in thousands, except earnings per share data and percentages

The Company reports its financial results in accordance with generally accepted accounting principles in the United States (GAAP). These supplemental schedules provide a quantitative reconciliation between each of adjusted gross profit, adjusted net income attributable to Titan, EBITDA, adjusted EBITDA, net sales on a constant currency basis, net debt, and net cash provided by operating activities to free cash flow, each of which is a non-GAAP financial measure and the most directly comparable financial measures calculated and reported in accordance with GAAP.

We present adjusted gross profit, adjusted net income attributable to Titan, adjusted earnings per common share, EBITDA, adjusted EBITDA, net sales on a constant currency basis, net debt and net cash provided by operating activities to free cash flow, as we believe that they assist investors with analyzing our business results. In addition, management reviews these non-GAAP financial measures in order to evaluate the financial performance of each of our segments, as well as the Company’s performance as a whole. We believe that the presentation of these non‑GAAP financial measures will permit investors to assess the performance of the Company on the same basis as management.

Adjusted gross profit, adjusted net income attributable to Titan, adjusted earnings per common share, EBITDA, adjusted EBITDA, net sales on a constant currency basis, net debt, and free cash flow should be considered supplemental to, not a substitute for, the financial measures calculated in accordance with GAAP. One should not consider these measures in isolation or as a substitute for our results reported under GAAP. These measures have limitations in that they do not reflect all of the costs associated with the operations of our businesses as determined in accordance with GAAP. In addition, these measures may be calculated differently than non-GAAP financial measures reported by other companies, limiting their usefulness as comparative measures. We attempt to compensate for these limitations by analyzing results on a GAAP basis as well as a non-GAAP basis, prominently disclosing GAAP results and providing reconciliations from GAAP results to non-GAAP results.

The table below provides a reconciliation of adjusted gross profit to gross profit, the most directly comparable GAAP financial measure, for the three and six-month periods ended June 30, 2025 and 2024 (in thousands, except percentages).

	Three months ended	Three months ended
	June 30, 2025	June 30, 2024
	Total	Agricultural	Earthmoving/Construction	Consumer	Total
Gross profit, as reported	$69,273	$32,303	$21,299	$26,840	$80,442
Gross Margin	15.0%	14.9%	12.9%	17.9%	15.1%
Adjustments:
Carlstar inventory fair value step-up	—	1,157	198	5,969	7,324
Gross profit, as adjusted	$69,273	$33,460	$21,497	$32,809	$87,766
Adjusted Gross Margin	15.0%	15.5%	13.0%	21.8%	16.5%

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	Six months ended	Six months ended
	June 30, 2025	June 30, 2024
	Total	Agricultural	Earthmoving/Construction	Consumer	Total
Gross profit, as reported	$137,917	$72,922	$44,276	$40,614	$157,812
Gross Margin	14.5%	16.0%	13.4%	17.8%	15.6%
Adjustments:
Carlstar inventory fair value step-up	—	1,771	292	8,637	10,700
Gross profit, as adjusted	$137,917	$74,693	$44,568	$49,251	$168,512
Adjusted Gross Margin	14.5%	16.4%	13.5%	21.6%	16.6%

The table below provides a reconciliation of adjusted net (loss) income attributable to Titan to net (loss) income applicable to common shareholders, the most directly comparable GAAP financial measure, for the three and six-month periods ended June 30, 2025 and 2024 (in thousands, except earnings per share).

	Three months ended		Six months ended
	June 30,		June 30,
	2025	2024	2025	2024

Net (loss) income attributable to Titan and applicable to common shareholders	$(4,545)	$2,149	$(5,194)	$11,350
Adjustments:
Foreign exchange loss (gain)	2,995	(462)	4,380	(187)
Carlstar transaction costs	—	—	—	6,196
Carlstar inventory fair value step-up	—	7,324	—	10,700
Gain on property insurance settlement	—	(1,913)	—	(1,913)
Adjusted net (loss) income attributable to Titan and applicable to common shareholders	$(1,550)	$7,098	$(814)	$26,146

Adjusted (loss) earnings per common share:
Basic	$(0.02)	$0.10	$(0.01)	$0.38
Diluted	$(0.02)	$0.10	$(0.01)	$0.38

Average common shares and equivalents outstanding:
Basic	63,722	72,737	63,504	68,833
Diluted	63,722	73,078	63,504	69,361

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The table below provides a reconciliation of net (loss) income to EBITDA and adjusted EBITDA, which are non-GAAP financial measures, for the three and six-month periods ended June 30, 2025 and 2024 (in thousands).

	Three months ended		Six months ended
	June 30,		June 30,
	2025	2024	2025	2024

Net (loss) income	$(3,604)	$3,422	$(3,582)	$13,396
Adjustments:
Provision for income taxes	4,691	15,452	8,921	25,188
Interest expense, excluding financing fees amortization	9,454	9,513	18,769	17,660
Depreciation and amortization	16,623	15,422	32,494	27,423
EBITDA	$27,164	$43,809	$56,602	$83,667
Adjustments:
Foreign exchange loss (gain)	2,995	(462)	4,380	(187)
Carlstar transaction costs	—	—	—	6,196
Carlstar inventory fair value step-up	—	7,324	—	10,700
Gain on property insurance settlement	—	(1,913)	—	(1,913)
Adjusted EBITDA	$30,159	$48,758	$60,982	$98,463

The table below sets forth, for the three and six-month periods ended June 30, 2025, the impact to net sales of currency translation (constant currency) by geography (in thousands, except percentages):

	Three months ended June 30,			Change due to currency translation		Three months ended June 30,
	2025	2024(1)	% Change from 2024	$	%	Constant Currency
United States	$215,561	$276,170	(21.9)%	$—	—%	$215,561
Europe / CIS	119,255	133,456	(10.6)%	7,165	5.4%	112,090
Latin America	84,770	77,026	10.1%	(7,810)	(10.1)%	92,580
Asia and other regions	41,244	45,518	(9.4)%	(1,435)	(3.2)%	42,679
	$460,830	$532,170	(13.4)%	$(2,080)	(0.4)%	$462,910

	Six months ended June 30,			Change due to currency translation		Six months ended June 30,
	2025	2024(1)	% Change from 2024	$	%	Constant Currency
United States	$482,065	$525,128	(8.2)%	$—	—%	$482,065
Europe / CIS	228,308	261,478	(12.7)%	4,677	1.8%	223,631
Latin America	161,788	149,506	8.2%	(21,293)	(14.2)%	183,081
Asia and other regions	79,377	78,267	1.4%	(2,788)	(3.6)%	82,165
	$951,538	$1,014,379	(6.2)%	$(19,404)	(1.9)%	$970,942

(1) Certain reclassifications were made to the prior year amounts to conform with the current year presentation for the net sales by geography.

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The table below provides a reconciliation of net debt, which is a non-GAAP financial measure (in thousands):

	June 30, 2025	December 31, 2024	June 30, 2024

Long-term debt	$565,872	$552,966	$535,907
Short-term debt	19,795	12,479	14,588
Total debt	$585,667	$565,445	$550,495
Cash and cash equivalents	184,669	195,974	224,100
Net debt	$400,998	$369,471	$326,395

The table below provides a reconciliation of net cash provided by operating activities to free cash flow, which is a non-GAAP financial measure (in thousands):

	Three months ended		Six months ended
	June 30,		June 30,
	2025	2024	2025	2024

Net cash provided by (used for) operating activities	$14,313	$70,841	$(24,278)	$72,846
Capital expenditures	(10,094)	(17,592)	(25,121)	(34,199)
Free cash flow	$4,219	$53,249	$(49,399)	$38,647

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